Exhibit 99.1
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                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE                                               May 14, 2004

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS FIRST QUARTER RESULTS

Blue Dolphin Energy Company reported a loss of $519,606 on revenues of $358,931 for the quarter ended March 31, 2004, compared to a loss of $396,510 on revenues of $320,974 for the quarter ended March 31, 2003. The decrease in 2004 results was due to lower throughput on the Company's Blue Dolphin Pipeline system, offset in part by higher revenues from oil and gas sales.




                                  (In thousands, except per share amounts)
                                               Quarter Ended
                                                  March 31,
                                                                 Net Change
                                            2004             2003         2004 vs 2003
                                        ------------     ------------     ------------
Revenues                                $        359     $        321     $         38
Net income (loss)                       $       (520)    $       (397)    $       (123)
Net income (loss) per common share
  Basic and diluted                     $      (0.08)    $      (0.06)    $      (0.02)


There are currently 6,712,438 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate, and the acquisition and development of oil and gas properties. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.